Exhibit 99.1
Summary of Compensation Program for Digital River, Inc. Non-Employee Directors
Under the program, non-employee directors will continue to receive cash and equity incentive compensation for their services on the Board of Directors and the Committees of the Board of Directors of Digital River, Inc. (the “Company”).
Cash Compensation: Each non-employee director receives $2,500 for each regular meeting of the Board that such director attends in person. If the attendance is by telephone, the compensation amount will be decreased to $1,000. Beginning in 2008, each non-employees director receives cash compensation in the amount of $1,000 for telephonic special meetings of the Board (meetings other than regularly scheduled quarterly meetings), and each committee member receives $1,000 for attending special telephonic meetings of their respective committees. In addition, each non-employee director receives an annual retainer in the amount of $15,000, payable quarterly.
Equity Incentive Compensation: Each non-employee director receives an annual restricted stock grant of 5,000 shares of the Company’s common stock, which vests annually, one-third per year, over a three-year period.
In addition to the aforementioned restricted stock grants, the chairmen of the Compensation, Nominating and Governance, and Finance Committees, each receives an additional annual restricted stock grant of 1,000 shares; the chairman of the Audit Committee receives an additional annual restricted stock of 2,000 shares; members of the Audit Committee (other than the chairman) each receives an annual restricted stock grant of 1,000 shares; and the Board’s Lead Director receives an annual restricted stock grant of 1,500 shares. All of these restricted stock grants vest annually, one-third per year, over a three year period. No other options or equity awards will be granted to the Company’s non-employee directors.
The Board will annually evaluate and consider whether to maintain or modify the compensation program for the non-employee directors.